Exhibit 99.1

Vigil Neuroscience Announces $75 Million Private Placement Financing

CAMBRIDGE, Mass. – August 12, 2022 – Vigil Neuroscience, Inc. (Nasdaq: VIGL), a clinical-stage biotechnology company committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, today announced that it has entered into a securities purchase agreement with certain existing and new accredited investors to issue and sell an aggregate of 7,293,084 shares of its common stock (“Common Stock”) at a price of $7.30 per share and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to an aggregate of 2,980,889 shares of common stock at a purchase price of $7.2999 per pre-funded warrant, through a private investment in public equity (“PIPE”) financing. The Pre-Funded Warrants will have an exercise price of $0.0001 per share of Common Stock, be immediately exercisable and remain exercisable until exercised in full. The prices of Common Stock and Pre-Funded Warrants do not include any discounts.

Vigil anticipates the gross proceeds from the PIPE to be approximately $75.0 million, before deducting fees to the placement agent and other offering expenses payable by the Company. The closing of the financing is expected to occur on August 16, 2022, subject to customary closing conditions.

The PIPE was led by existing investor, Deep Track Capital LP, and included participation from new investors including BVF Partners and an investment fund affiliated with Deerfield Management Company, L.P., as well as existing investors including Invus and DAFNA Capital Management LLC.

“We thank our existing and new investors who have shown their support for and confidence in Vigil through this financing,” said Ivana Magovčević-Liebisch, Ph.D., J.D., President and Chief Executive Officer of Vigil. “With this funding, we are well positioned to execute on multiple anticipated value enhancing milestones that will allow us to continue to advance our pipeline of potentially transformative TREM2 agonist therapies for patients with both rare and common neurodegenerative diseases.”

Vigil expects to use the proceeds from the PIPE to fund the clinical development of its TREM2 agonist antibody and small molecule programs as well as working capital and other general corporate purposes. The proceeds from the private placement, combined with the current cash and cash equivalents, is expected to fund its operational plans into the first quarter of 2025.

Jefferies acted as exclusive placement agent in the private placement.

The securities sold in this PIPE, including the shares of common stock underlying the Pre-Funded Warrants, are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Concurrently with the execution of the securities purchase agreement, Vigil and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities sold in the PIPE.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Vigil Neuroscience

Vigil Neuroscience is a microglia-focused therapeutics company focused on developing treatments for both rare and common neurodegenerative diseases by restoring the vigilance of microglia, the sentinel immune cells of the brain. We are utilizing the tools of modern neuroscience drug development across multiple therapeutic modalities in our efforts to develop precision-based therapies to improve the lives of patients and their families.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “anticipate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” or the negative of such words or other similar expressions can be used to identify forward-looking statements. Any forward-looking statements included in this press release, such as statements regarding the expected timing for the closing of the private placement and the anticipated use of proceeds from the private placement as well as expectation that such proceeds will fund Vigil’s operational plans into the first quarter of 2025, Vigil’s strategy, business plans and focus, the progress and timing of the preclinical and clinical development of Vigil’s programs, are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and the completion of the private placement on the anticipated terms, or at all. These and other risks and uncertainties are described in additional detail in the section entitled “Risk Factors” in Vigil’s Annual Report on Form 10-K filed on March 25, 2022, as updated by its Quarterly Reports on Form 10-Q and its other filings made with the SEC from time to time. Although Vigil’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Vigil. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. Vigil undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Contact

Sarah Carmody

scarmody@vigilneuro.com

Media Contact

Megan McGrath

MacDougall Advisors

mmcgrath@macdougall.bio